UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

COWEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 562-1010

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	COWN	The Nasdaq Global Market
7.35% Senior Notes due 2027	COWNZ	The Nasdaq Global Market
7.75% Senior Notes due 2033	COWNL	The Nasdaq Global Market

Item 1.01. Entry into a Material Definitive Agreement.

2021 Credit Agreement

Cowen Inc. (the “Company”) entered into a credit agreement (the “2021 Credit Agreement”), dated as of March 24, 2021 (the “Closing Date”), among the Company, as borrower, the financial institutions from time to time party thereto, as lenders, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, pursuant to which the Company obtained a seven-year term loan in an aggregate principal amount of $300,000,000 and established a five-year revolving credit facility (which was unfunded as of the Closing Date) with aggregate commitments of $25,000,000.  Subject to certain terms and conditions set forth in the 2021 Credit Agreement (including obtaining commitments from one or more new or existing lenders), the Company may incur additional loans or commitments under the 2021 Credit Agreement in an aggregate principal amount of up to (a) $25,000,000 plus (b) the greater of (i) $180,000,000 and 50% of Consolidated Adjusted EBITDA (as defined in the 2021 Credit Agreement) for the most recently ended period of four fiscal quarters), plus certain additional amounts set forth in the 2021 Credit Agreement (including an unlimited amount of additional loans or commitments based on achievement of specified leverage ratios); provided, that the amount in clause (a) may only be used (i) to incur additional revolving loan commitments and (ii) on or prior to the date that is 24 months after the Closing Date.

Amounts outstanding under the 2021 Credit Agreement bear interest at an annual rate equal to, at the option of the Company, either LIBOR (adjusted for reserves) plus a margin of 3.25%, or an alternate base rate plus a margin of 2.25%. The Company is also required to pay certain fees to the lenders, including, among others, a quarterly commitment fee on the average unused amount of the revolving credit facility.

Under the 2021 Credit Agreement, as part of the repayment of the term loan the Company is required to pay 1.00% per annum of the original principal amount of the term loan. In addition, the 2021 Credit Agreement requires that the term loans be mandatorily prepaid with (a) a percentage (ranging from 0% to 50%, depending on the Company’s first lien leverage ratio) of the Company’s annual excess cash flow on an annual basis (commencing with respect to the fiscal year ending December 31, 2022), (b) a percentage (ranging from 0% to 100%, depending on the Company’s first lien leverage ratio) of the net cash proceeds of certain asset sales, casualty or condemnation events, subject to customary reinvestment rights, and (c) the proceeds of certain incurrences of indebtedness. At any time, subject to timely prior written notice, the Company may terminate the commitments under the revolving credit facility in full or in part or prepay term loans in whole or in part, subject to the payment of LIBOR breakage fees, if any, and, in the case of certain prepayments of term loans occurring within the six-month period following the Closing Date, a 1.00% premium.

The obligations of the Company under the 2021 Credit Agreement are guaranteed by certain of the Company’s wholly-owned domestic subsidiaries (excluding its broker-dealer subsidiaries) (the “Guarantors”) and secured by substantially all of the assets of the Company and the Guarantors, subject in each case to certain customary exceptions.

The 2021 Credit Agreement contains customary affirmative and negative covenants, including covenants that affect, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge or dissolve, make investments, dispose of assets, engage in sale and leaseback transactions, make distributions and dividends and prepayments of junior indebtedness and engage in transactions with affiliates, subject to customary exceptions, thresholds, qualifications and “baskets.” In addition, the 2021 Credit Agreement contains a financial performance covenant, requiring a maximum total leverage ratio, measured as of the last day of each fiscal quarter on which outstanding borrowings under the revolving credit facility exceed 35.0% of the commitments thereunder (excluding certain letters of credit), of no greater than 3.35 to 1.00.

The repayment obligation under the 2021 Credit Agreement may be accelerated upon the occurrence of an event of default thereunder, including, among other things, failure to pay principal or interest on a timely basis, material inaccuracy of any representation or warranty, failure to comply with covenants, cross-default, change of control, certain insolvency or bankruptcy-related events and material judgments, subject, in each case, to any applicable grace and/or cure periods.

Proceeds from the term loans under the 2021 Credit Agreement were or will be used (i) to repay all indebtedness outstanding under the Company’s existing revolving credit facility, which was terminated as of the Closing Date, (ii) satisfy and discharge and redeem the Company’s 7.35% senior notes due 2027 (the “2027 Senior Notes”), (iii) redeem the Company’s 3.00% convertible senior notes due 2022 (the “2022 Convertible Notes”) that remain outstanding on the applicable redemption date and pay the cash settlement amount in connection with the conversion of 2022 Convertible Notes prior to that redemption date, and (iv) for the payment of fees, commissions, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable in connection with the 2021 Credit Agreement and the transactions related thereto.  The proceeds of any revolving loans incurred under the 2021 Credit Agreement may be used for general corporate purposes, including ongoing working capital requirements.

The foregoing description of the 2021 Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 2021 Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the 2021 Credit Agreement, the Company repaid all indebtedness outstanding under the revolving credit agreement (the “2019 Credit Agreement”), dated as of December 2, 2019, among the Company, as borrower, the lenders from time to time party thereto and BMO Harris Bank N.A., as administrative agent. The 2019 Credit Agreement and the credit documents entered in connection therewith were terminated on the Closing Date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.    Other Events

Redemption of the 2027 Senior Notes

On March 24, 2021, and pursuant to the Base Indenture, dated as of October 10, 2014 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee thereunder (the “2027 Senior Notes Trustee”), as supplemented by the Second Supplemental Indenture, dated as of December 8, 2017 (the “Second Supplemental Indenture”), by and between the Company and the 2027 Senior Notes Trustee, the Company issued a redemption notice announcing that it will redeem all of the 2027 Senior Notes, of which an aggregate principal amount of $138 million is outstanding. The redemption date is April 23, 2021 (the “2027 Senior Notes Redemption Date”). The redemption price is 100% of the principal amount of the 2027 Senior Notes, plus accrued and unpaid interest thereon to, but not including, the 2027 Senior Notes Redemption Date.

In connection with the redemption of the 2027 Senior Notes, the Company is also discharging the Base Indenture as supplemented by the Second Supplemental Indenture with respect to the 2027 Senior Notes (but not with respect to any other series of securities issued or to be issued pursuant to the Base Indenture, as it may be supplemented from time to time). On March 24, 2021, the Company delivered to the 2027 Senior Notes Trustee payment of the 2027 Senior Notes Redemption Price and the documentation required under the Base Indenture as supplemented by the Second Supplemental Indenture in connection therewith. The Company irrevocably directed the 2027 Senior Notes Trustee to hold the money deposited therewith in trust pursuant to the Base Indenture as supplemented by the Second Supplemental Indenture and to apply the funds so deposited as payment of the 2027 Senior Notes Redemption Price on the 2027 Senior Notes Redemption Date.

Redemption of the 2022 Convertible Notes

On March 24, 2021, and pursuant to the Indenture, dated as of December 14, 2017 (the “2022 Convertible Notes Indenture”), by and between the Company and The Bank of New York Mellon, as trustee thereunder (the “2022 Convertible Notes Trustee”), the Company issued a redemption notice announcing that it will redeem all of the 2022 Convertible Notes, of which an aggregate principal amount of $88.1 million is currently outstanding. The redemption date is June 24, 2021 (the “2022 Convertible Notes Redemption Date”). The redemption price is 100.00% of the principal amount thereof plus accrued and unpaid interest on such principal amount, to, but not including, the 2022 Convertible Notes Redemption Date (the “2022 Convertible Notes Redemption Price”).

As a result of the Company’s call for redemption of the 2022 Convertible Notes, the 2022 Convertible Notes are convertible, at the option of the holder at any time prior to 5:00 p.m., New York City time, on June 22, 2021, the second business day prior to the 2022 Convertible Notes Redemption Date (the “Conversion Period”). The settlement method for the 2022 Convertible Notes surrendered for conversion will be Cash Settlement (as defined in the 2022 Convertible Notes Indenture) up to the principal amount of the 2022 Convertible Notes surrendered for conversion and Physical Settlement (as defined in the 2022 Convertible Notes Indenture) through the delivery of shares of the Company’s Class A common stock for the remainder of the conversion obligation, if any, in excess of the principal amount. The Conversion Rate (as defined in the 2022 Convertible Notes Indenture) of the 2022 Convertible Notes on March 24, 2021 was 58.3324 shares of the Company’s Class A common stock per $1,000 principal amount of 2022 Convertible Notes converted.

In addition, as a result of the Company’s for redemption of the 2022 Convertible Notes, a Make-Whole Fundamental Change (as defined in the 2022 Convertible Notes Indenture) occurred. Accordingly, if a holder of the 2022 Convertible Notes elects to convert its 2022 Convertible Notes at any time during the Conversion Period, the Conversion Rate will be increased by 0.3818 additional shares of the Company’s Class A common stock (the “Additional Shares”).

Press Release

On March 24, 2021, the Company issued a press release announcing entering into the 2021 Credit Agreement, the closing of term loans and the calls for redemption of the 2027 Senior Notes and the 2022 Convertible Notes.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit

10.1	Credit Agreement, dated as of March 24, 2021, among the Company, as borrower, the financial institutions from time to time party thereto, as lenders, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.*

99.1	Press Release issued by the Company dated March 24, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN INC.

	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
Date: March 30, 2021	Title:	General Counsel